                                                                      Exhibit 99



FindWhat.com                                                 News Release
--------------------------------------------------------------------------------

Public Relations Contact:     Company Contact:         Company Contact:
James Pearson                 Beverly Fox              Phillip R. Thune, COO/CFO
Rubenstein Associates, Inc.   FindWhat.com             FindWhat.com
212-843-8297                  941-561-7229             212-255-1500
jpearson@rubenstein.com       beverlyf@findwhat.com    pthune@findwhatcorp.com


              FINDWHAT.COM ANNOUNCES RECORD SECOND QUARTER RESULTS
          - REVENUE INCREASES 73% SEQUENTIALLY; PROFITABLE TWO QUARTERS
                   AHEAD OF SCHEDULE; RAISING 2001 GUIDANCE -

NEW YORK - JULY 23, 2001 - FINDWHAT.COM (NASDAQ: FWHT) a developer and marketer of performance-based advertising services for the Internet, featuring the FindWhat.com pay-for-performance search engine, today reported its financial results for the three and six months ended June 30, 2001. Highlights include:

     - FindWhat.com generated positive net income of $0.01 per share for the second quarter. This marks the Company's first profitable quarter as a public company. It comes two quarters ahead of schedule and less than two years from the launch of the FindWhat.com search engine. FindWhat.com is the first performance-based search engine to announce the achievement of positive net income.

     - Revenue for the second quarter of 2001 increased 73% versus the first quarter of 2001. Revenue for the six months ended June 30, 2001 exceeded $7 million.

     - Cash balances, not including cash from investors, increased $1,083,198 during Q2 2001, significantly ahead of projections.

     - Paid click-throughs on the FindWhat.com search engine in Q2 2001 increased 46% to 33.3 million from 22.9 million in Q1 2001.

     - Average revenue per paid click-through on the FindWhat.com search engine increased to $0.13 in Q2 2001, an increase of 31% from $0.10 in Q1 2001 and up 92% from $0.07 in Q2 2000.

     - The number of active advertiser accounts on the FindWhat.com search engine during Q2 2001 was 10,200, an increase of 36% versus the 7,500 accounts that were active in the first quarter of 2001, and more than triple the 3,300 accounts that were active in Q2 2000.

     - Revenue guidance for 2001 has been raised to $18 million from a range of $12 to $16 million.

FindWhat.com reported record revenue for the second quarter of 2001 of $4,440,089, a sequential increase of 73% over revenue of $2,563,332 for the first quarter of 2001. In the second quarter of 2000, FindWhat.com had revenue of $373,804. For the six months ended June 30, 2001, FindWhat.com had revenue of $7,003,421, compared to revenue of $590,528 for the six months ended June 30, 2000.

FindWhat.com reported record second quarter 2001 net income of $133,849, or $0.01 per share, compared to a net loss in the second quarter of 2000 of $2,875,274, or $(0.21) per share. For the six months ended June 30, 2001, FindWhat.com's net loss was $2,598,155, or $(0.16) per share, which included $996,382, or ($0.06) per share, related to the one-time sale of its remaining radio advertising time under its agreement with Beasley Broadcast Group. For the six months ended June 30, 2000, FindWhat.com's net loss was $4,929,125, or $(0.36) per share.

As of June 30, 2001, FindWhat.com had cash balances of $2,021,406, compared to cash balances of $863,208 as of March 31, 2001.

Craig Pisaris-Henderson, President and CEO of FindWhat.com commented, "We are extremely proud of these record results. Unlike many other online advertising companies, we have found a business model for the Internet that truly works - for our advertisers, for our traffic distribution partners, for Internet users, and for our company. We are the first in our space to prove that this performance-based advertising model is a profitable one, thanks to our fundamental approach to running our company, the hard and effective work of our employees, and the trust of the thousands of advertisers and dozens of traffic partners which we serve every day. We are pleased to be in this leadership position."


PROJECTED RESULTS

FindWhat.com's current projection for Q3 2001 revenue is between $5 and $6 million. FindWhat.com is raising its projection for full year 2001 revenue to approximately $18 million, up from a range of $12 to $16 million. Revenue of $18 million would represent an increase of more than 500% over 2000 revenue.

FindWhat.com projects that it will continue to be cash flow positive and generate increasing net income in the third and fourth quarters of 2001. It will announce more specific guidance later in the third quarter.

SERVICES / KEY METRICS

The FindWhat.com search engine is a performance-based, or "pay-per-click," advertising vehicle, because its advertisers only pay for an Internet user who clicks through to their sites. Historically, advertising, including most online advertising, has been impression-based, meaning that advertisers are charged on the number of viewers, listeners, readers, or users who are potentially exposed to their ad, with no guarantee that the ad was seen, heard, or read. With the "trackability" of the Internet, and the decreasing attention paid to banner ads, online advertisers are increasingly demanding performance-based advertising alternatives. Forrester Research projects that by 2003, 83% of online advertising campaigns will include a performance-based component.

FindWhat.com's search engine revenue can be derived by multiplying the number of paid click-throughs by the average revenue per paid click-through. Advertisers bid for position among FindWhat.com's search results for the key words that are most relevant to their Web sites. The advertiser that bids the most for a particular key word is listed first, with all other Web sites listed in descending order of their bids. Advertisers only pay FindWhat.com if an Internet user searches for one of their key words and then clicks on their listing, producing a paid click-through. Through FindWhat.com's Listing Management Center, advertisers can sign-up and manage their accounts themselves, 24 hours a day, seven days a week. They can control and track their bids, the placement of their listings, their total expenditures, and their cost per visitor, all in a real-time environment. As a result, they can easily determine and work to improve their return on their investment from FindWhat.com. FindWhat.com's editors review every bid to ensure that the key word is appropriate for that advertiser's Web site. This methodology produces extremely relevant results for e-commerce oriented searches, and drives highly qualified traffic to FindWhat.com's advertisers.

FindWhat.com distributes its listings to third-party search engines and other high-traffic Web sites, including Excite.com, Webcrawler.com, CNET's Search.com, InfoSpace's MetaCrawler and Dogpile, and many others, and FindWhat.com shares its revenue from paid click-throughs with these sites. As a result, FindWhat.com serves as a source of revenue and relevant search result listings for these sites, while providing its advertisers with exposure to potential customers across the Internet. As with the Yellow Pages in the offline world, FindWhat.com's advertisers get their message in front of prospects at the exact time they are looking for the advertisers' products and services. Unlike the Yellow Pages, advertisers only pay for those visitors that "walk" into their virtual stores.

The key metrics for the FindWhat.com search engine are paid click-throughs, average revenue per click-through, and active advertiser accounts. FindWhat.com reports the number of active advertiser accounts for a given quarter, although there are thousands of accounts that are inactive each quarter, which, due to seasonality or other factors, may become active again in the future. In the second quarter of 2001, FindWhat.com had approximately 10,200 active accounts. The following table lists key metrics for each of the six full quarters of operation for the search engine.

                                   KEY METRICS

                                          Q2 2001      Q1 2001      Q4 2000      Q3 2000      Q2 2000      Q1 2000

Paid Click-throughs (in millions)            33.3         22.9         13.2          5.6          3.8          1.2

Avg. Revenue per Click-through              $0.13        $0.10        $0.11        $0.11        $0.07        $0.06

Active Advertiser Accounts                 10,200        7,500        6,800        5,300        3,300        1,500


FindWhat.com also offers the BeFirst.com search engine optimization service, which helps our clients improve their position among over 300 third-party search engines. As with our search engine, our clients only pay for every click-through that results from our efforts. In addition, BeFirst.com offers a Web site submission service, which submits our clients' Web sites to more than 1,000 third-party search engines for a monthly fee. Submission is a critical aspect of improving a site's chances of being listed by search engines whose results are not determined by bidding for placement.


MANAGEMENT COMMENTS AND INTERVIEW

Phillip Thune, Chief Operating Officer and Chief Financial Officer, said, "We have operated under the principle that every dollar spent must provide more than one dollar in return. That sounds fundamental, but it has not been the approach of many of our peers. With this fiscal discipline and the scalability of the FindWhat.com search engine, the key to our profitability has always been driving enough paid click-throughs and revenue through our platform so that, after payments to our distribution partners, we covered our fixed costs. We have now reached that point.

"On the revenue side, we believe we are benefiting from 1) increased use of the Internet to research and buy products and services, 2) heightened demand by search engines and other high traffic sites to generate additional revenue and profits, and 3) growing dissatisfaction by online advertisers with other Internet advertising alternatives, especially those that charge per impression. Our services offer solutions for all three of these trends. We believe that we provide results that are more relevant than traditional search engines for e-commerce oriented searches. As we have said in the past, an analogy would be comparing us to the Yellow Pages versus comparing traditional search engines to an encyclopedia - we're the better source for the person looking to make a purchase. We provide the search engines and other sites that distribute our results with these highly relevant, e-commerce oriented listings, and every click-through on our listings generates revenue for our partners. Finally, by signing distribution partners like Excite, we drive highly qualified prospects to our advertisers. As evidenced by the increase in our average revenue per paid click-through, these advertisers are willing to pay for our service, and increase the amount they pay per click-through to maintain their position among our results."

Pisaris-Henderson concluded, "We reached an important milestone by generating positive net income in Q2 2001. While we appreciate the distinction of being one of the few profitable Internet companies, we realize there is far more work to do. With favorable industry trends and our proven business model, we believe we can continue to drive revenue and grow our bottom line. We believe there are still enormous opportunities in our space, with hundreds of additional distribution partners who should be displaying our results and thousands of additional advertisers who should be bidding for listings."

Pisaris-Henderson and Thune will discuss the results and outlook for the company in more detail in a pre-recorded interview that will be broadcast on July 23 at approximately 9:00 a.m. Eastern Time at www.ceocast.com. For those who cannot listen to the broadcast at that time, a replay of the interview will be available at www.ceocast.com.


ABOUT FINDWHAT.COM

Through its performance-based, bid-for-position search engine (www.FindWhat.com), FindWhat.com operates an online marketplace where Web publishers use an automated bidding process to determine the per-click fee they will pay for premier placement on the search results returned by the FindWhat.com search engine. These results are shown on FindWhat.com's network of distribution partners, which include Excite, Webcrawler, CNET's Search.com, and InfoSpace's MetaCrawler and Dogpile. The Web sites offering the highest bid for particular keywords and key phrases appear first on the list of search results distributed throughout the network. This cost-effective, pay-for-performance model allows Web publishers to pay only for those customers who click through to their sites, and increase their potential for exposure through the millions of searches distributed throughout the network per day. More information on FindWhat.com is available on the company's web site at http://www.FindWhat.com.


FORWARD LOOKING STATEMENTS

This press release, including the discussion regarding Projected Results, contains certain forward-looking statements that are based upon current expectations and involve certain risks and uncertainties within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Words or expressions such as "plan," "intend," "believe" or "expect'" or variations of such words and similar expressions are intended to identify such forward-looking statements. Key risks are described in FindWhat.com's reports filed with the U.S. Securities and Exchange Commission. Readers should note that these statements may be impacted by several factors, including economic changes and changes in the Internet industry generally and, accordingly, FindWhat.com's actual performance and results may vary materially from those stated herein, and FindWhat.com undertakes no obligation to update the information contained herein.


                               -Tables To Follow-

                                  FINDWHAT.COM

                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS


                                                          For the three months ended         For the six months ended
                                                                   June 30,                          June 30,
                                                         -----------------------------     -----------------------------
                                                           2001              2000             2001               2000
                                                        -----------       -----------      -----------        ----------
                                                         (UNAUDITED)       (unaudited)      (UNAUDITED)       (unaudited)

Revenues                                                $ 4,440,089       $   373,804      $ 7,003,421        $  590,528
Cost of revenues                                            534,660           257,976        1,040,890           411,464
                                                        -----------       -----------      -----------        ----------
       Gross profit                                       3,905,429           115,828        5,962,531           179,064

Operating expenses
  Sales and marketing                                     2,938,871         1,984,927        5,941,147         2,860,105
  General and administrative                                796,081           867,126        1,541,386         2,027,567
  Product development                                        48,428           152,088           96,855           252,208
  Loss on sale of advertising contract                         -                 -             996,382              -
                                                        -----------       -----------      -----------       -----------
       Total operating expenses                           3,783,380         3,004,141        8,575,770         5,139,880
                                                        -----------       -----------      -----------       -----------
       Income (loss) from operations                        122,049        (2,888,313)      (2,613,239)       (4,960,816)

Interest income, net                                         11,800            13,039           15,084            31,691
                                                        -----------       -----------      -----------       -----------
       NET INCOME (LOSS)                                $   133,849       $(2,875,274)     $(2,598,155)      $(4,929,125)
                                                        ===========       ===========      ===========       ===========

Income (loss) per share
  Basic                                                       $0.01            $(0.21)          $(0.16)           $(0.36)
                                                               ====             =====            =====             =====
  Diluted                                                     $0.01            $(0.21)          $(0.16)           $(0.36)
                                                               ====             =====            =====             =====

Weighted-average number of common
  shares outstanding
      Basic                                              16,449,133        13,705,286       15,860,214        13,526,010
                                                         ==========        ==========       ==========        ==========
      Diluted                                            17,059,326        13,705,286       15,860,214        13,526,010
                                                         ==========        ==========       ==========        ==========

                                  FINDWHAT.COM

                      CONDENSED CONSOLIDATED BALANCE SHEETS

                                                                                                  JUNE 30,            December 31,
                          ASSETS                                                                    2001                  2000
                                                                                                ------------          -------------
                                                                                                (UNAUDITED)

CURRENT ASSETS
    Cash and cash equivalents                                                                   $  2,021,406           $    815,317
    Accounts receivable, less allowance for doubtful accounts of
       $32,500 at June 30, 2001 and $22,500 at December 31, 2000,
       respectively                                                                                  298,362                418,459
    Prepaid expenses and other current assets                                                        633,894                  7,289
                                                                                                ------------           ------------
         Total current assets                                                                      2,953,662              1,241,065

EQUIPMENT AND FURNITURE - NET                                                                        892,419                838,763

OTHER ASSETS                                                                                          56,159                 22,240
                                                                                                ------------           ------------
         Total assets                                                                           $  3,902,240           $  2,102,068
                                                                                                ============           ============

           LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
    Accounts payable and accrued expenses                                                       $  1,340,704           $  1,174,711
    Current portion of capital lease obligations                                                      20,684                 31,743
    Deferred revenue                                                                                 274,488                 90,613
                                                                                                ------------           ------------
         Total current liabilities                                                                 1,635,876              1,297,067
CAPITAL LEASE OBLIGATIONS, less current portion                                                        8,470                 15,337
                                                                                                ------------           ------------
         Total liabilities                                                                         1,644,346              1,312,404

STOCKHOLDERS' EQUITY
    Preferred stock, $.001 par value; authorized, 500,000 shares;                                       --                     --
       none issued and outstanding
    Common stock, $.001 par value; authorized, 50,000,000 shares;
      16,462,177 and 15,098,844 issued, respectively                                                  16,462                 15,099
    Additional paid-in capital                                                                    15,660,362             13,511,343
    Stock subscription receivable                                                                       --               (1,251,298)
    Deferred service costs                                                                           (76,462)              (741,167)
    Treasury stock, 7,000 shares, at cost                                                            (82,035)               (82,035)
    Accumulated deficit                                                                          (13,260,433)           (10,662,278)
                                                                                                ------------           ------------
         Total stockholders' equity                                                                2,257,894                789,664
                                                                                                ------------           ------------
         Total liabilities and stockholders' equity                                             $  3,902,240           $  2,102,068
                                                                                                ============           ============


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